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EXHIBIT 10.1

[*] CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

Nonexclusive License Agreement
between AnorMED, Inc.
and North American Scientific, Inc.

        This Nonexclusive License Agreement ("Agreement") is entered into by and between AnorMED, Inc., a corporation doing business in British Columbia, Canada ("ANORMED"), and North American Scientific, Inc., organized and existing under the laws of Delaware ("LICENSEE"), on July 20, 2001 ("Effective Date").

1.0    Recitals.

        1.1  WHEREAS, ANORMED has developed and owns or is in possession of certain linker technology relating to the modification of proteins with a chemical compound known as hynic and with other compounds useful in protein labeling;

        1.2  WHEREAS, LICENSEE, through its wholly-owned subsidiary, Theseus Imaging Corporation, is studying recombinant human annexin as a radiopharmaceutical for imaging apoptosis and necrosis in vivo and ANORMED'S linker technology may be usefully incorporated into the molecule for the purpose of radiolabelling;

        1.3  WHEREAS, ANORMED desires that its linker technology be used as soon as possible in the public interest, and to this end desires to license the linker technology to companies capable of commercially exploiting its linker technology; and

        1.4  WHEREAS, LICENSEE desires, for the purpose of commercial exploitation, to acquire a nonexclusive license to certain patent rights in and to ANORMED's linker technology and to receive certain confidential and non-confidential information relating to ANORMED's linker technology;

        Now therefore, for good and valuable consideration, the parties agree as follows:

2.0    Definitions.

        2.1  Terms defined in this Article 2, or parenthetically defined elsewhere in this Agreement, shall throughout this Agreement have the meaning so provided. Defined terms may be used in the singular or in the plural. Terms defined in this Article 2 will be printed in capital letters for ease of reference.

        2.2  "AFFILIATE" shall mean any company or business entity controlled by, controlling or under common control with a party. For purposes of this definition, "control" shall mean the direct or indirect ownership of, or beneficial interest in, at least thirty-five percent (35%) (or, if less, the maximum permitted by applicable law) of the voting stock, equity or income interest.

        2.3  "FIELD OF USE" shall mean only the in vivo use in mammals for diagnosis or prognosis of disease or other conditions, except the in vivo diagnosis of cancer in mammals. For the avoidance of doubt, "FIELD OF USE" does not include in vivo treatment.

        2.4  "LICENSED PATENTS" shall mean the United States patents and patent applications set forth in Exhibit A attached hereto, including all reissues, divisionals, continuations, reexaminations and extensions thereof, together with all corresponding foreign patents, extensions, supplemental protection certificates and applications corresponding thereto now issued or issued during the term of this Agreement.

        2.5  "LICENSED PRODUCT" shall mean pharmaceutical compositions approved by regulatory authorities for sale in the TERRITORY and FIELD OF USE in dosage form that contain MCP1 or Annexin protein of greater than 3,000 Daltons molecular weight that have been radiolabeled using a linker described in any of the LICENSED PATENTS. Pursuant to Article 3.2, this definition of LICENSED PRODUCTS may be expanded to include additional proteins upon the exercise of the option set forth in Article 3.2.

        2.6  "MAJOR COUNTRY" shall mean the United States, Canada, Germany, France, United Kingdom or Japan.

        2.7  "NET SALES" shall mean the gross amount invoiced for any LICENSED PRODUCT (including all related components) by LICENSEE, its AFFILIATES or its SUBLICENSEES in arm's length sales or other dispositions to unrelated third parties, less the following amounts incurred by LICENSEE, or its AFFILIATES or SUBLICENSEES with respect to the sale or disposition of the LICENSED PRODUCT.

          (a)  trade, cash and quantity discounts or rebates actually allowed or taken;

          (b)  credits or allowances actually given or made for rejection of or return of previously sold LICENSED PRODUCTS or for retroactive price reductions (including Medicare and similar types of rebates);

          (c)  charges for insurance, freight, and other transportation costs directly related to the delivery of LICENSED PRODUCT to the extent included in and separately itemized on the invoice;

          (d)  sales, transfer and other excise taxes levied on the sale or delivery of a LICENSED PRODUCT (including any tax such as a value added or similar tax or government charge) to be collected by the seller thereof and separately itemized on the invoice, other than franchise or income tax of any kind whatsoever; and

          (e)  import or export duties or their equivalent borne by the seller.

        Any LICENSED PRODUCT (including its related components) sold or otherwise disposed of in other than an arm's-length transaction or for other property (e.g., barter) shall be deemed invoiced at its fair market value in the country of sale or disposition.

        2.8  "SUBLICENSE" shall mean the present, future or contingent transfer of any license, right, option, first right to negotiate or other right granted under the LICENSED PATENTS, in whole or in part. SUBLICENSE shall include, without limitation, strategic partnerships, affiliations, and marketing collaborations.

        2.9  "SUBLICENSEE" shall mean a third party which is granted a SUBLICENSE in accordance with this Agreement.

        2.10 "TECHNICAL INFORMATION" shall mean any technical facts, data, or advice, written or oral (in the form of information contained in patents and patent applications, reports, letters, drawings, specifications, testing procedures, training and operational manuals, bills of materials, photographs and the like) that are directly related to the claims in the LICENSED PATENTS, are conveyed or delivered to LICENSEE by ANORMED and are not subject to third party rights.

        2.11 "TERRITORY" means worldwide.

3.0    Grant.

        3.1  Subject to the terms of this Agreement, ANORMED hereby grants to LICENSEE, and LICENSEE accepts, a nonexclusive, royalty-bearing license under the LICENSED PATENTS and

TECHNICAL INFORMATION to import, make, have made, use, sell, offer for sale and have sold LICENSED PRODUCTS in the TERRITORY and for the FIELD OF USE.

        3.2  LICENSEE shall not use the LICENSED PATENTS or TECHNICAL INFORMATION outside the FIELD OF USE or for any purpose not licensed under Article 3.1. LICENSEE shall not sell or provide any LICENSED PRODUCTS to any party that it knows or has reason to believe will use the LICENSED PRODUCTS outside the FIELD OF USE or for a purpose not licensed under Article 3.1

        3.3  To the extent ANORMED has not granted exclusive license rights or otherwise limited its right to grant licenses to the LICENSED PATENTS or TECHNICAL INFORMATION any time in the future, LICENSEE shall have the right to increase the scope of the license rights under Article 3.1 by enlarging the definition of LICENSED PRODUCT on a protein-by-protein basis by giving ANORMED thirty (30) days' prior written notice and paying ANORMED on the effective date [*] for each protein to be added to the definition (i.e., in addition to MCP1 and Annexin); provided, however, that each such protein that may be added to the definition of LICENSED PRODUCT hereunder shall be at least 3,000 Daltons in molecular weight; provided further, that no second or subsequent milestone payments under Article 8.1, second sentence, will be due (i.e., only one milestone payment with respect to the first of any LICENSED PRODUCT will be due under this Agreement), and all other provisions of this Agreement shall apply to such protein when incorporated in a LICENSED PRODUCT, including, but not limited to, the earned royalty provisions of Article 8.2 and the minimum royalty payments of Article 8.3, which additional minimum royalty payments shall commence on June 30 of the second year after the addition of the protein to the definition of LICENSED PRODUCT; and, provided further, that the protein to be added to the definition of LICENSED PRODUCT has been shown to be a possible product candidate in proof of principle experiments by, and is under development at, LICENSEE or its wholly-owned AFFILIATES.

4.0    Sublicensing.

        4.1  LICENSEE shall have the right to grant sublicenses of its rights under Article 3.1 to its wholly-owned AFFILIATES so long as they remain its AFFILIATES. LICENSEE and such wholly-owned AFFILIATES receiving sublicense rights may sublicense their rights to third parties only in connection with LICENSED PRODUCTS developed by LICENSEE or such AFFILIATES to the stage of commencement of dosing of patients in a Phase 1 clinical trial (or the equivalent overseas) in the FIELD OF USE in a MAJOR COUNTRY if the LICENSED PRODUCT contains as an active agent a protein that is proprietary to (i.e., is owned or controlled by) LICENSEE or such AFFILIATE.

        4.2  Except for the provisions of 4.1, LICENSEE shall not have the right to grant SUBLICENSES to LICENSED PATENTS or TECHNICAL INFORMATION. Except for wholly-owned AFFILIATES who are SUBLICENSEES, SUBLICENSEES shall not have the right to grant SUBLICENSES.

        4.3  Any and all SUBLICENSES granted by LICENSEE pursuant to Article 4.1 shall be subject to the terms of this Agreement. LICENSEE shall be responsible for the performance of all SUBLICENSEES and the payment of all amounts due pursuant to Article 8 with respect to LICENSED PRODUCTS of such SUBLICENSEES.

        4.4  LICENSEE shall give ANORMED reasonable advanced written notification of any proposed SUBLICENSES (including the proposed terms, proposed press release, projected execution date and the name and address of the SUBLICENSEE) and shall promptly provide ANORMED with full and complete copies of any SUBLICENSE it may grant under Article 4.1 (including any amendments thereto).

5.0    Delivery and Handling of Information.

        5.1  Within thirty (30) days of the Effective Date, ANORMED shall provide to LICENSEE copies of all patents and patent applications comprising the LICENSED PATENTS.

        5.2  ANORMED shall provide LICENSEE with a copy of any future patent applications and issued patents covered by the LICENSED PATENTS that are subject to this Agreement.

        5.3  At a two day meeting to be held at ANORMED with scientific staff from LICENSEE or its wholly-owned AFFILIATE, Theseus Imaging Corporation, ANORMED will describe the chemistry related to the LICENSED PATENTS, including organic synthesis of linkers, conjugation of proteins and radiolabeling, all of which information will be deemed TECHNICAL INFORMATION hereunder. In addition, LICENSEE shall pay ANORMED [*] upon execution of this Agreement for the half-time services and availability of a full-time equivalent employee at ANORMED over the next six months to answer questions regarding the use of the chemistry described in the LICENSED PATENTS to make and use LICENSED PRODUCTS.

        5.4  LICENSEE shall keep confidential and not disclose or use (except as licensed hereunder) any TECHNICAL INFORMATION (which includes information related to patent applications) received from ANORMED and/or other information marked, designated and/or treated by ANORMED as confidential. LICENSEE further agrees to use the same degree of care to protect ANORMED's confidential TECHNICAL INFORMATION from disclosure to unauthorized third parties as it uses to protect its own confidential information.

        5.5  Except as required by law, ANORMED shall maintain in confidence and not disclose all information received under this Agreement from LICENSEE designated in writing by LICENSEE as proprietary and confidential. In the event of a legal request for such information, ANORMED shall inform LICENSEE of such request and cooperate fully to protect such confidential information.

        5.6  The foregoing obligations set forth in Articles 5.4 and 5.5 shall not apply to any information to the extent it (a) was already known to the recipient at the time of disclosure from sources other than the disclosing party, (b) is or becomes public knowledge through no fault of the recipient, or (c) is received without an obligation of confidentiality from a third party having a lawful right to disclose the information.

6.0    Diligence.

        6.1  During the term of this Agreement, LICENSEE shall use at least the same level of effort and diligence as LICENSEE and its AFFILIATES uses or in the past has used in proceeding with other products to:

          6.1.1  develop, test and manufacture of LICENSED PRODUCT hereunder;

          6.1.2  file for or seek regulatory approvals as may be determined in the business plan;

          6.1.3  create a supply and demand for LICENSED PRODUCT; and

          6.1.4  market and sell of LICENSED PRODUCT.

        6.2  ANORMED may terminate this Agreement if, by October 1, 2002, LICENSEE or its SUBLICENSEE (a) does not have an active investigational new drug application to permit dosing of human subjects (or a foreign equivalent, "IND") in force in a MAJOR COUNTRY, (b) has not dosed a human subject pursuant to such IND, and (c) is not actively pursuing clinical trials in a MAJOR COUNTRY for a LICENSED PRODUCT.

        6.3  If LICENSEE fails to adhere to the diligence obligations set forth in this Article 6 or elsewhere in this Agreement, ANORMED may terminate this Agreement immediately upon written notice for breach of Article 6.2 and upon ninety (90) days' prior written notice for breach of Article 6.1 if LICENSEE does not cure such breach of Article 6.1 within such 90-day period.

        6.4  LICENSEE shall keep ANORMED informed of its activities, progress and plans with respect to the activities set forth in Article 6.1 through oral or written updates every six (6) months and a written report thirty (30) days after the end of LICENSEE's fiscal year, which updates and reports shall also include any relevant information pertaining to LICENSEE's AFFILIATES and SUBLICENSEES.

7.0    Patent Prosecution

        7.1  ANORMED, or its designee, shall have sole control, at its sole discretion, over the filing, prosecution, maintenance and defense of any and all patent applications included in LICENSED PATENTS, whether pending or not yet filed as of the Effective Date, and the maintenance, defense and other management of any and all issued patents included in LICENSED PATENTS.

        7.2  ANORMED shall keep LICENSEE informed of the status of any and all new patents and/or patent applications that are part of LICENSED PATENTS. LICENSEE may provide comments to ANORMED on courses of action with respect to the filing of new patent applications, prosecution of patent applications, and/or management of patents included in LICENSED PATENTS, provided ANORMED shall have exclusive authority and discretion to file, prosecute and manage LICENSED PATENTS.

8.0    Licensing Fees and Payments.

        8.1  License Issue Fee; Milestone Fee.    LICENSEE shall pay to ANORMED a one-time, non-refundable, non-creditable license issue fee of [*] upon execution of this Agreement. In addition, LICENSEE shall pay to ANORMED a one-time, non-refundable, non-creditable milestone fee of [*] within ten (10) days after receiving written notice of the first regulatory approval to market a LICENSED PRODUCT in any MAJOR COUNTRY by LICENSEE, its AFFILIATE or its SUBLICENSEE. LICENSEE shall promptly inform ANORMED of the expected and actual date for such approval.

        8.2  Earned Royalty.    LICENSEE shall also pay to ANORMED earned royalties at a rate of:

          8.2.1  [*] of NET SALES on annual NET SALES up to [*];

          8.2.2  [*] of NET SALES on annual NET SALES from [*] to [*]; and

          8.2.3  [*] of NET SALES on annual NET SALES greater than [*].

It is recognized and agreed that (a) NET SALES includes NET SALES of LICENSEE, its AFFILIATES and its SUBLICENSEES in all countries of the world, (b) annual NET SALES will be calculated on the basis of LICENSEE's fiscal year, and (c) earned royalties will only be payable with the respect to LICENSED PRODUCTS, the making, using or selling of which in a country is covered by a LICENSED PATENT.

        8.3  Minimum Royalty Payment.    Regardless of NET SALES, LICENSEE shall pay to ANORMED at a minimum, the following minimum royalties to ANORMED, which amounts shall be fully creditable against earned royalty payments due during the next twelve (12) months, according to the following schedule:

          8.3.1  First installment and second installment of [*] each by June 30, 2003 and June 30, 2004;

          8.3.2  Third installment and subsequent installments of [*] each by June 30, 2005 and each subsequent June 30.

For the avoidance of doubt, the foregoing minimum royalties and due dates apply to the current definition of LICENSED PRODUCT, and, as additional proteins get added to the definition of LICENSED PRODUCT pursuant to Article 3.3, additional minimum royalty payments shall be due with respect to such protein added to the definition of LICENSED PRODUCT, such minimum royalty payments to commence in accordance with Article 3.3 at [*] and to increase to [*] with the third installment (i.e., third year) after commencement, i.e., in accordance with the timing of installments set forth above in this Article 8.3 after the first installment.

        8.4  Multiple Royalty.    No multiple earned royalties shall be payable to ANORMED because any LICENSED PRODUCT, its manufacture, use, or sale is covered by more than one patent application or issued patent included as part of LICENSED PATENTS.

        8.5  Third Party Royalties.    If LICENSEE is required in the future to pay a fee or royalties to a third party that is not an AFFILIATE in order to practice the LICENSED PATENTS because the practice is arguably the in vivo diagnosis of cancer in mammals, LICENSEE shall be entitled to deduct such fee or royalties paid to such third party with respect to a particular LICENSED PRODUCT sold in a particular country from the earned royalty that would be due ANORMED under Article 8.2 with respect to the sale of such LICENSED PRODUCT in such country. LICENSEE shall promptly notify ANORMED of the entering into an obligation to pay such fee or royalties to a third party and promptly provide ANORMED with a complete copy of the agreement setting forth such obligation, together with any amendments thereto from time to time.

        8.6  LICENSEE shall pay earned royalties to ANORMED within thirty (30) days after the end of each of LICENSEE's fiscal quarters (i.e., 30 days after October 31, January 31, April 30 and July 31).

9.0    Reports.

        9.1  With each earned royalty payment to ANORMED, LICENSEE shall include a report setting forth the relevant details of the business conducted by LICENSEE and each AFFILIATE and SUBLICENSEE, if applicable, during the preceding fiscal quarter. This report, for LICENSEE and each AFFILIATE and SUBLICENSEE shall include, at a minimum, the following: (a) the number of units of each type of LICENSED PRODUCT manufactured, used, or sold by country; (b) the gross amounts invoiced for each type of LICENSED PRODUCT by country; (c) the names and addresses of any and all SUBLICENSEES; (d) the amount of fees or royalties payable to a third party pursuant to Article 8.5 with respect to sales of each LICENSED PRODUCT in a country; (e) any and all discounts or allowances granted to third parties; and (f) the calculation of total amounts due ANORMED. With each report, LICENSEE shall give ANORMED an estimate of its projected sales for the next four quarters and estimate of earned royalties payable thereon to ANORMED.

        9.2  Until LICENSEE or any AFFILIATE or SUBLICENSEES engage in commercial use or sale of LICENSED PRODUCTS, LICENSEE shall prepare and submit a report regarding the progress of LICENSEE and any SUBLICENSEE in developing LICENSED PRODUCTS for commercial exploitation to ANORMED within thirty (30) days of June 30 of each year. Said report shall include such particulars as are necessary to demonstrate compliance with LICENSEE'S diligence obligations set forth in Article 6 of this Agreement.

        9.3  On or before the ninetieth (90th) day following the close of LICENSEE's fiscal year, LICENSEE shall provide ANORMED with LICENSEE's certified financial statements for the preceding fiscal year, including, at a minimum, a Balance Sheet and an Operating Statement.

        9.4  All payments required under this Agreement shall be made in U.S. dollars by wire transfer, check or money order payable to ANORMED, and delivered to ANORMED as specified in Article 12 of this Agreement; or, if so directed in writing by ANORMED, in such currency, form, and to such account as ANORMED may designate. The rate of exchange to be used in computing the amount of currency equivalent to the United States dollars shall be the rate of exchange published in the Wall Street Journal (Western Edition) on the last business day of the calendar quarter in which the NET SALES occurred.

        9.5  LICENSEE agrees to pay a late fee for any overdue payments due ANORMED under any of the terms of this Agreement. The late fee shall be computed as the prime rate set forth by in Wall Street Journal (Western Edition) on the date on which such payment is due plus Two Percent (2%), of the outstanding, unpaid balance. The payment of such a late fee shall not foreclose or limit ANORMED from exercising any other rights it may have as a consequence of the lateness of any payment.

        9.6  All payments under this Agreement shall be made without deduction or withholding for or on account of any tax unless deduction or withholding is required by applicable law. It is recognized that currently there is no withholding requirement on any royalty payments from the United States to Canada (whether such payments relate to NET SALES in other countries or otherwise). If LICENSEE is required to deduct or withhold (on such payments from the United States to Canada), LICENSEE shall (a) promptly notify ANORMED of such requirement and (b) promptly forward to ANORMED an official receipt (or certified copy) or such other documentation reasonably acceptable to ANORMED, to evidence to such payment to such authorities.

10.0    Record-Keeping and Audit.

        10.1   LICENSEE shall keep, and shall cause its AFFILIATES and SUBLICENSEES to keep, complete and accurate records and books of account containing all information necessary for the computation and verification of the amounts to be paid hereunder. LICENSEE shall keep, and shall cause its AFFILIATES and SUBLICENSEES to keep, these records and books for a minimum period of five (5) years following the end of the accounting period to which the information pertains.

        10.2   LICENSEE shall permit, and shall cause its AFFILIATES and SUBLICENSEES to permit, one or more accountants selected by ANORMED ("Accountant") to have access to the records and books of account during of LICENSEE, its AFFILIATES and its SUBLICENSEES ordinary working hours in order: (a) to audit any financial records from any relevant payment period; (b) to audit the correctness of any report or payment made under this Agreement, or (c) to obtain information as to the payments due for any such period where LICENSEE failed to report or make payment pursuant to the terms of this Agreement.

        10.3   The Accountant shall not disclose to ANORMED any information relating to the business of LICENSEE except that which is necessary to inform ANORMED of: (a) the accuracy or inaccuracy of LICENSEE's reports and payments; (b) compliance or noncompliance by LICENSEE with the terms and conditions of this Agreement; and (c) the extent of any inaccuracy or noncompliance.

        10.4   If the Accountant believes that there may be an inaccuracy in any of the LICENSEE's payments or other forms of noncompliance by the LICENSEE with any of the terms and conditions of this Agreement, the Accountant shall have the right to make and retain copies (including photocopies) of any pertinent portions of the records and books of account.

        10.5   In the event that LICENSEE underreports royalties for any quarterly period by more than Five Percent (5%), the costs of any audit and review initiated by ANORMED will be borne by LICENSEE. In any other case, ANORMED shall bear its costs of any audit initiated by ANORMED.

11.0    Term and Termination of Agreement.

        11.1   The term of this Agreement shall commence on the Effective Date and shall continue until the last of LICENSED PATENTS expires, unless sooner terminated in accordance with the provisions set forth in Article 11.

        11.2   If LICENSEE breaches any material obligation imposed by this Agreement then ANORMED may, at its option, send a written notice that it intends to terminate this Agreement. If LICENSEE does not cure the breach within ninety (90) days from the notice date, then ANORMED shall have the right to immediately terminate this Agreement. In addition, ANORMED may terminate this Agreement in accordance with Article 6.3.

        11.3   Subject to Articles 11.4 and 11.5, LICENSEE shall have the right to terminate this Agreement with or without cause, upon ninety (90) days' prior written notice to ANORMED.

        11.4   Upon termination of this Agreement for any reason, all rights and licenses granted to LICENSEE hereunder shall be terminated; provided, however, that the parties' obligations under Articles 5.4, 5.5, 5.6, 8 (as to any unpaid amounts), 9, 10, 17, 18, 19, and 20 and any accrued obligations hereunder shall survive termination; and provided further, that the Confidentiality Agreement dated May 31, 2001 between ANORMED and Theseus Imaging Corporation shall survive termination.

        11.5   The provisions under which this Agreement may be terminated shall be in addition to any and all other legal remedies which either party may have for the enforcement of any and all terms hereof, and do not in any way limit any other legal remedy such party may have.

12.0    Notices.

        Any notice or other communication required or permitted to be given by either party hereto shall be deemed to have been properly given and be effective upon the date of delivery if delivered in writing to the respective addresses set forth below, or to such other address as either party shall designate by written notice given to the other party. If notice or other communication is given by facsimile transmission, said notice shall be confirmed by prompt delivery of the hardcopy original.

    LICENSEE:
    North American Scientific, Inc.
    20200 Sunburst Street
    Chatsworth, California 91311
    ATTN: President
    Facsimile Address: (818) 734-5200

    ANORMED:
    AnorMED Inc.
    #200 - 20353 64th Avenue
    Langley, British Columbia
    Canada V2Y 1N5
    ATTN: President
    Facsimile Address: (604) 530.0976

13.0    Proprietary Rights.

        LICENSEE will not, by performance under this Agreement, obtain any ownership interest in LICENSED PATENTS, TECHNICAL INFORMATION or any other proprietary rights or information of ANORMED, its officers, researchers, inventors, or agents.

14.0    Patent Marking.

        LICENSEE shall mark, and shall require any SUBLICENSEE to mark, any and all material forms of LICENSED PRODUCTS or packaging pertaining thereto made and sold by LICENSEE (and/or by its SUBLICENSEES) in the United States with an appropriate patent marking identifying the pendency of any U.S. patent application and/or any issued U.S. or foreign patent forming any part of LICENSED

PATENTS. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked in such a manner as to provide notice to potential infringers pursuant to the patent laws and practice of the country of manufacture, use or sale.

15.0    Patent Validity.

        If any claim challenging the validity or enforceability of any of the LICENSED PATENTS is brought against ANORMED, ANORMED shall promptly notify LICENSEE.

16.0    Use of Names.

        Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of a party hereto, including any contraction, abbreviation or simulation of any of the foregoing, unless the express written permission of the other party has been obtained, provided that LICENSEE and ANORMED may state the existence of this Agreement and the fact that both parties entered into it. For any other use other than the foregoing, LICENSEE and ANORMED hereby expressly agree not to use each other's name without prior written approval.

17.0    Representations and Warranties; Disclaimers.

        17.1   ANORMED represents and warrants that it has the right to grant the license in and to LICENSED PATENTS and disclose the TECHNICAL INFORMATION set forth in this Agreement.

        17.2   Nothing in this Agreement shall be construed as (a) a representation or warranty by ANORMED as to the validity, scope, usefulness or enforceability of LICENSED PATENTS or (b) a representation or warranty by ANORMED that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents or other proprietary rights not included in LICENSED PATENTS.

        17.3   EXCEPT AS SET FORTH IN ARTICLE 17.1, ANORMED MAKES NO OTHER REPRESENTATIONS OR WARRANTIES WITH RESPECT TO LICENSED PATENTS, TECHNICAL INFORMATION OR LICENSED PRODUCTS AND EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PATENTABILITY AND NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OF OTHER PARTIES. ANORMED'S TOTAL LIABILITY UNDER THIS AGREEMENT IS LIMITED TO THE COSTS AND FEES PAID TO ANORMED UNDER THIS AGREEMENT.

18.0    Indemnification.

        LICENSEE shall indemnify, hold harmless and defend ANORMED, its officers, directors, employees, shareholders and agents against any and all claims, suits, losses, damages, costs, fees and expenses resulting from or arising out of the exercise of rights under this Agreement including, but not limited to, any claims, damages, losses or liabilities whatsoever with respect to death or injury to any person and damage to any property arising from the possession, use, manufacture or sale of LICENSED PRODUCTS, LICENSED PATENTS or TECHNICAL INFORMATION by LICENSEE or its AFFILIATES or SUBLICENSEES or any customers, users or others in any manner whatsoever. This indemnification clause shall survive the termination of this Agreement.

19.0    Applicable Law and Venue.

        19.1   LICENSEE agrees to abide by all applicable federal, state, local and foreign laws and regulations pertaining to the management and commercial deployment of LICENSED PRODUCTS under this Agreement and the exercise of license rights hereunder.

        19.2   The Parties agree this Agreement shall be governed by and interpreted in accordance with the laws of British Columbia, Canada, regardless of its conflict of law provisions.

20.0    General.

        20.1   If any provision, or portion thereof, of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions, or portion thereof, shall not be in any way affected or impaired thereby.

        20.2   No omission or delay of either party hereto in requiring due and punctual fulfillment of the obligations of any other party hereto shall be deemed to constitute a waiver by such party of its rights to require such due and punctual fulfillment, or of any other of its remedies hereunder.

        20.3   No amendment or modification hereof shall be valid or binding upon the parties unless it is made in writing, cites this Agreement, and signed by duly authorized representatives of LICENSEE and ANORMED.

        20.4   Neither this Agreement nor any right or obligation arising hereunder may be assigned or delegated, in whole or in part, without the prior written consent of the other party, except to a successor or a purchaser of all or substantially all of the assets of the party related to its pharmaceutical business or, in the case of ANORMED, a wholly-owned subsidiary of ANORMED located in North America. Any assignment or delegation that is not exempted and that is attempted without such consent shall be of no force and effect. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.

        20.5   The headings of the several sections of this Agreement are inserted for convenience and reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        20.6   This Agreement, including all attachments hereto and together with the Confidentiality Agreement dated May 31, 2001, between ANORMED and LICENSEE's wholly-owned subsidiary, Theseus Imaging Corporation (whose obligations thereunder are hereby guaranteed by LICENSEE), embodies the entire understanding of the parties and supersedes all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof.

        20.7   Neither party by reason of this Agreement shall be considered an agent, joint venturer or partner of the other party for any purpose whatsoever.

[This space intentionally left blank.]

        IN WITNESS WHEREOF, ANORMED and LICENSEE have executed this Agreement, in duplicate originals but collectively evidencing only a single contract, by their respective duly authorized officers, as of the date first above written.

LICENSEE		ANORMED

By:	/s/ L. MICHAEL CUTRER	By:	/s/ MICHAEL ABRAMS
Name:	L. Michael Cutrer	Name:	Michael Abrams
Title:	President, North American Scientific, Inc.	Title:	President, AnorMED, Inc.

[*] CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

EXHIBIT A
U.S. PATENTS AND PATENT APPLICATIONS

United States Patent No.:	5,420,285
Title:	Protein labeling utilizing certain pyridyl hydrazines, hydrazides and derivatives
Issue Date:	May 30, 1995
Assignee:	AnorMED Inc.

United States Patent No.:	5,206,370
Title:	Certain pyridyl hydrazines and hydrazides useful for protein labeling
Issue Date:	April 27, 1993
Assignee:	AnorMED Inc.

United States Patent No.:	5,753,520
Title:	Protein labeling
Issue Date:	May 19, 1998
Assignee:	AnorMED Inc.

United States Patent No.:	6,217,845
Title:	Protein labeling
Issue Date:	April 17, 2001
Assignee:	AnorMED Inc.

United States Patent No.:	5,350,837
Title:	Complexes with99mTC suitable for radiolabelling monoclonal antibodies or other macromolecules
Issue Date:	September 27, 1994
Assignee:	AnorMED Inc.

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